                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)

                        THE ASHTON TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   045084-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 9, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

CUSIP No.                    13G
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CALP II Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    BERMUDA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                            1,483,333 Shares (Note A)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,483,333 Shares (Note A)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,483,333 (Note A)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

CUSIP No.      045084-10-0              13G
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TK Holdings, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   Canada
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                            1,033,945 Shares (Note B)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,033,945 Shares (Note B)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,033,945 shares (Note B)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN

CUSIP No.    045084-10-0               13G
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark E. Valentine
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Canadian
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                        100,000 Shares (Note C)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              100,000 Shares (Note C)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100,000 Shares (Note C)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1 (a)   NAME OF ISSUER

             THE ASHTON TECHNOLOGY GROUP, INC.

       (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                 1835 Market Street
                 Suite 420
                 Philadelphia, Pennsylvania  19103


ITEM 2 (a)   NAMES OF PERSONS FILING

             CALP II LIMITED PARTNERSHIP
                  TK HOLDINGS, INC.
                  MARK E. VALENTINE

       (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  CALP II LIMITED PARTNERSHIP
                  c/o Form Fund Services
                  Washington Mall, 3rd Floor
                  Hamilton HM11, Bermuda

                  TK Holdings, Inc.
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario  MSH 2V2

                  Mark E. Valentine
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario  MSH 2V2

       (c)   CITIZENSHIP

             CALP II Limited Partnership - Bermuda
                  TK Holdings, Inc. - Canada
                  Mark E. Valentine - Canada

       (d)   TITLE OF CLASS OF SECURITIES

             Common Stock, $.01 par value

       (e)   CUSIP NUMBER

             045084-10-0


ITEM    3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

       (a)   [ ] Broker or dealer registered under section 15 of the Act

       (b)   [ ] Bank as defined in section 3(a)(6) of the Act

       (c)   [ ] Insurance company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

       (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

       (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

       If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4 OWNERSHIP

      Two executive officers of TK Holdings, Inc. (including its Chairman, Mark
E. Valentine) are also executive officers of the general partner of CALP II Limited Partnership ("CALP II"). Accordingly, Mark E. Valentine, TK Holdings, Inc. and Advantage (Bermuda) Fund, Ltd. CALP II may be considered a group that beneficially owns all of the shares of the beneficially owned by any of them. TK Holdings, Inc., CALP II and Mark E. Valentine and Advantage (Bermuda) Fund, Ltd., considered as a group, would beneficially own 2,617,278 shares of the Issuer's common stock, which includes 700,000 shares of common stock issuable upon exercise of warrants.

       CALP II LIMITED PARTNERSHIP:

       (a)   Amount beneficially owned:      1,483,333 shares (Note A)

       (b)   Percent of class: 4.0%

       (c)   Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote: 1,483,333 shares

             (ii)  Shared power to vote or to direct the vote: N/A

             (iii) Sole power to dispose or to direct the disposition of:
                   1,483,333 shares

             (iv)  Shared power to dispose or to direct the disposition of: N/A

         TK HOLDINGS, INC.

       (a)   Amount beneficially owned:      1,033,945 shares (Note B)

       (b)   Percent of class: 4.0%

       (c)   Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote: 1,033,945 (Note B)

             (ii)  Shared power to vote or to direct the vote: N/A

             (iii) Sole power to dispose or to direct the disposition of:
                   1,033,945 (Note B)

             (iv)  Shared power to dispose or to direct the disposition of: N/A

         MARK E. VALENTINE:

       (a)   Amount beneficially owned:      100,000 shares (Note C)

       (b)   Percent of class:  .3%

       (c)   Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote:  100,000 shares
                   (Note C)

             (ii) Shared power to vote or to direct the vote: N/A

             (iii) Sole power to dispose or to direct the disposition of:
                   100,000 shares (Note C)

             (iv)  Shared power to dispose or to direct the disposition of: N/A

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

       N/A

ITEM 10 CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 DATED:   April 5, 2001

                                    CALP II LIMITED PARTNERSHIP

                                        /s/ MARK E. VALENTINE
                                    --------------------------------------------
                                    (Signature) By: Mark E. Valentine, President


                                     TK HOLDINGS, INC.

                                        /s/ MARK E. VALENTINE
                                    --------------------------------------------
                                    (Signature) By: Mark E. Valentine, Chairman


                                    MARK E. VALENTINE

                                        /s/ MARK E. VALENTINE
                                    --------------------------------------------
                                    (Signature) Mark E. Valentine

                                     NOTE A

CALP Limited Partnership and Advantage (Bermuda) Fund, Ltd, affiliates of CALP II Limited Partnership hold an aggregate of 150,000 warrants exercisable for Issuer Common Stock with an exercise price of $2.50, and with an expiration date of 6/04/2002.

                                     NOTE B

TK Holdings, Inc. holds an aggregate of 300,000 warrants exercisable for Issuer Common Stock with 100,000 at an exercise price of $10.00, and 200,000 at an exercise price of $2.50 and both with expiration dates of 6/04/2002.

                                     NOTE C

Mark Valentine holds 100,000 warrants exercisable for Issuer Common Stock with an exercise price of $2.50, and with an expiration date of 6/04/2002.